Exhibit 99.3
Local.com Announces Receipt and Resolution of Nasdaq Deficiency Letter
IRVINE, CA, April 4, 2007 — Local.com Corporation (NASDAQ: LOCM) today announced the receipt of a letter from the staff of The Nasdaq Stock Market, Inc. (“Nasdaq”) on April 2, 2007, as well as the resolution of the matter raised in the letter. The letter indicated that the Company failed to comply with shareholder approval rules set forth in Marketplace Rule 4350(i)(1)(D) in connection with the private placement involving convertible notes and warrants issued in connection with the Purchase Agreement dated February 22, 2007 (the “Purchase Agreement”).
Nasdaq verbally notified the Company of such noncompliance on February 27, 2007. In response to the verbal notification, the Company took action to cure the deficiency by entering into Amendment No. 1 to the Purchase Agreement whereby the exercise date of the warrants issued to the Investors was amended to be the six month anniversary of the closing date (February 23, 2007) of the Purchase Agreement. Consequently, the Letter confirms that, subject to the public announcement requirements of Nasdaq Marketplace Rule 4803(a), the Registrant has regained compliance with the Rule and the matter is now closed.
About Local.com
Local.com (Nasdaq: LOCM — News), is a Top 100 website attracting approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results, including special offers from local businesses, user reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products. For more information, visit www.corporate.local.com.
CONTACTS:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com
Dan Chmielewski
Madison Alexander PR
714-832-8716
M: 949-231-2965
dchm@madisonalexanderpr.com
Investor Relations Contact:
John Baldissera
BPC Financial Marketing
800-368-1217